Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

EON Resources Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c)	1,400,000	$0.41	$574,000	0.0001531	$87.88
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts					$574,000		$87.88
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$87.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of EON Resources Inc. (the “Company”) that may be offered or issued pursuant the 2023 HNR Acquisition Corp Omnibus Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s Class A Common Stock on May 5, 2025.